Exhibit 99.1

MERCURY ENERGY, INC. AND

SUBSIDIARY

AUDITED CONSOLIDATED

FINANCIAL STATEMENTS

Years Ended December 31, 2013 and 2012

MERCURY ENERGY, INC. AND SUBSIDIARY

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1-2

Consolidated Financial Statements
Consolidated Balance Sheets	3
Consolidated Statements of Operations	4
Consolidated Statements of Changes in Shareholders’ Equity	5
Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7 - 20

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of

Mercury Energy, Inc. and Subsidiary

We have audited the accompanying consolidated financial statements of Mercury Energy, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Solar Systems, Inc. and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

New York, New York

July 28, 2014

CONSOLIDATED FINANCIAL STATEMENTS

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands, except for shares)
ASSETS
Current assets
Cash and cash equivalents	$11,341	$8,756
Restricted cash	51	66
Accounts receivable, net of allowance of doubtful accounts of $778 and $993 as of December 31, 2013 and 2012, respectively	2,563	4,311
Costs and estimated earnings in excess of billings	1,114	2,969
Inventory, net	2,459	1,725
Current deferred tax asset	—	535
Other current assets	678	677

Total current assets	18,206	19,039

Property and equipment, net	414	1,111
Intangible assets, net	15	17
Goodwill	3,665	3,665
Other assets	608	630
Deferred tax asset	—	3,769

Total assets	$22,908	$28,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,702	$4,091
Accrued expenses	2,511	1,036
Warranty commitments	50	244
Deferred revenue and customer deposits	70	1,063
Billings in excess of costs and estimated earnings	1,560	356

Total current liabilities	7,893	6,790
Non-current liabilities
Warranty commitments - net of current portion	253	253
Deferred revenue and customer deposits - net of current portion	326	428
Dividends [Note 10]	3,751	2,831

Total liabilities	$12,223	$10,302

Shareholders’ equity
Preferred stock, $.001 par value per share:
Series 1 convertible 5% cumulative and participating 25,000,000 shares authorized, 15,575,000 shares issued at December 31, 2013 and 2012, respectively; liquidation preference of $32,448 and $29,333 at December 31, 2013 and 2012, respectively	$14,219	$14,219
Common stock, 50,000,000 shares authorized, 22,555,058 shares issued at December 31, 2013 and 2012, respectively	23	23
Additional paid-in capital	26,524	27,409
Retained earnings	(30,081)	(23,722)

Total shareholders’ equity	10,685	17,929

Total liabilities and shareholders’ equity	$22,908	$28,231

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012
	(In thousands)
Net revenues	$16,490	$32,931
Cost of revenues	10,638	23,084

Gross profit	5,852	9,847

Operating Expenses:
Sales and marketing	1,843	3,267
Other operating	2,358	3,443
General and administrative	1,816	2,210
Depreciation and amortization	580	883
Non-cash stock based compensation expense	35	119

Total operating expenses before merger related costs,impairment of good will, and severance expense	6,632	9,922

Loss from operations before acquisition related costs, impairment of goodwill and severance expense	(780)	(75)
Merger related costs	1,154	—
Impairment of goodwill	—	33,769
Severance expense	—	248

Total merger related costs, impairment of goodwill andseverance expense	1,154	34,017

Loss from operations	(1,934)	(34,092)
Other expenses:
Interest (income) expense	(22)	2
Loss on sale of property and equipment	37	45

Total other expenses	15	47

Loss before income taxes	(1,949)	(34,139)
Income tax expense (benefit)	4,410	(4,897)

Net loss	$(6,359)	$(29,242)

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013 and 2012

	Cumulative Participating							Total
	Preferred Stock		Common Stock		Additional	Contingent	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Consideration	Earnings	Equity
	(in thousands, except for shares)
Balance at January 1, 2012	15,575,000	14,219	22,555,058	23	28,166	—	5,520	47,928
Non-cash stock based compensation	—	—	—	—	119	—	—	119
Dividends	—	—	—	—	(876)	—	—	(876)
Net loss	—	—	—	—	—	—	(29,242)	(29,242)

Balance at December 31, 2012	15,575,000	$14,219	22,555,058	$23	$27,409	$—	$(23,722)	$17,929

Non-cash stock based compensation	—	—	—	—	35	—	—	35
Dividends	—	—	—	—	(920)	—	—	(920)
Net loss	—	—	—	—	—	—	(6,359)	(6,359)

Balance at December 31, 2013	15,575,000	$14,219	22,555,058	$23	$26,524	$—	$(30,081)	$10,685

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012
	(In thousands)
OPERATING ACTIVITIES
Net loss	$(6,359)	$(29,242)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities.
Depreciation and amortization	635	943
Bad debt (recovery) expense	(272)	203
Non-cash stock based compensation expense	35	119
Loss on sale of property and equipment	37	45
Deferred income tax	4,304	(4,836)
Impairment of goodwill	—	33,769
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,020	3,162
Costs and estimated earnings in excess of billings	1,855	2,652
Inventory	(734)	2,242
Other current and non-current assets	21	(1)
Accounts payable	(389)	(3,850)
Accrued expenses	1,475	158
Warranty obligations	(194)	—
Deferred revenue and customer deposits	(1,095)	(1,066)
Billings in excess of costs and estimated earnings	1,204	(7,784)

Net cash provided by (used in) operating activities	2,543	(3,486)

INVESTING ACTIVITIES
Purchases of property and equipment	(9)	(28)
Cash received from disposals of property and equipment	36	—
Decrease (increase) in restricted cash	15	(16)
Cash paid to sellers	—	(325)

Net cash provided by (used in) investing activities	42	(369)

Net increase (decrease) in cash and cash equivalents	2,585	(3,855)
Cash and cash equivalents - beginning of period	8,756	12,611

Cash and cash equivalents - end of period	$11,341	$8,756

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$10	$11

Income taxes	$69	$271

SUPPLEMENTAL NON-CASH INFORMATION:
Dividends accrued	$920	$876

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

1.	Nature of Business and Organization:

Mercury Energy Inc., through its wholly-owned subsidiary, Mercury Solar Systems, Inc. (collectively the “Company”) is primarily engaged in the design and installation of solar energy systems for utility, commercial, and residential clients in New York, New Jersey, Massachusetts, Connecticut, Maryland, and Pennsylvania. The solar energy systems are primarily Photovoltaic (“PV”) systems for the production of electricity. These systems reduce a customer’s need for third party produced electricity.

The Company was incorporated under the laws of the State of New York in June 2008 and began operations in July 2008.

2.	Summary of Significant Accounting Policies:

Basis of Presentation. The consolidated financial statements include the accounts of Mercury Energy, Inc. (the “Parent”) and its wholly-owned subsidiary Mercury Solar Systems, Inc. (“MSS”). The consolidated financial statements are consolidated in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions have been eliminated.

Cash Equivalents. Cash and cash equivalents includes investments in highly liquid financial instruments with original maturities of three months or less. Cash is maintained in money market accounts and FDIC insured accounts at credit qualified financial institutions. At times, such amounts may exceed the FDIC insurance limits. At December 31, 2013 uninsured cash balances totaled approximately $11,028.

Restricted Cash. Certain of the Company’s contracts require the Company to maintain minimum cash balances in escrow. These cash amounts are classified in the balance sheets depending on when the cash will be contractually released. At December 31, 2013 and 2012, such restricted cash amounts were $51 and $66, respectively.

Revenue Recognition. Revenue is derived from the installation of solar energy system contracts. These contracts require the Company to perform certain project-related tasks necessary to facilitate installations, procure and deliver system components on behalf of the customer, and complete installations that deliver a functioning solar power system. Systems are generally installed within three to twelve months from contract signing. The Company anticipates longer installation times as it continues to build larger systems. Revenue from the installation of a system is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred and/or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the resulting receivable is reasonably assured.

The Company recognizes revenue in accordance with the revenue recognition guidance of the FASB Codification. Revenue arising from fixed price contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs utilizing the most recent estimates of total costs incurred to date and those anticipated to be incurred through the completion of the project. If instances arise where current estimates of total revenue for contracts indicate a loss, a provision for the entire loss on the contract would be recorded.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Cost of revenues include all direct material, labor and subcontract costs. Job materials are considered installed materials when they are permanently attached or fitted to the solar power system as required by the job’s engineering design. Shipping and handling costs are included in the cost of revenues.

Costs and Estimated Earnings in Excess of Billings represent revenue recognized in excess of amounts billed. Billings in Excess of Costs and Estimated Earnings represents billings and payments in excess of revenue recognized.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable consist of trade receivables due from customers and subsidies due from various federal, state and local agencies. Subsidies due from federal, state and local agencies include rebates (the “Solar Rebates”) and other incentives (the “Solar Incentives”) and are generally paid after the installation of a pre-approved solar system. Most contracts include some form of subsidy. Subsidies may be paid by the agencies directly to the Company or to the customer, who then pays the Company.

The Company regularly evaluates the collectability of its accounts receivable. An allowance for doubtful accounts is maintained for estimated credit losses. When estimating the adequacy of its reserve, the Company considers a number of factors including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. The Company considers the collectability of outstanding subsidy amounts to be low credit risk even though certain amounts may take over one year from the start of a project before they are finally collected. Receivables are eliminated from the allowance when management assesses a customer balance is no longer collectible.

Costs and Estimated Earnings in Excess of Billings. Costs and estimated earnings in excess of billings, principally on uncompleted contracts, arise in the consolidated balance sheets when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units, or completion of a contract.

Billings in Excess of Costs and Estimated Earnings. Billings in excess of costs and estimated earnings on contracts in the accompanying consolidated balance sheets is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition and estimated losses on uncompleted contracts. The majority of the unearned project-related costs are expected to be earned over the next twelve months.

Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become known. The cumulative effects of revisions to contract revenues and estimated completion costs are recorded in the accounting period in which the amounts become evident and can be reasonably estimated. These revisions can include such items as the effects of change orders and claims, warranty claims, liquidated damages or other contractual penalties.

Concentration of Credit Risk. The financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2013, a portion of the Company’s cash and cash equivalents of approximately $2,062 have been invested in money market funds through the Company’s account with Oppenheimer and Co. Inc. (“OPCO”).

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Significant Customers. For the year ended December 31, 2013, 48% of the Company’s revenue was attributed to three customers. For the year ended December 31, 2012, 39% of the Company’s revenue was attributed to four customers. The revenue from these customers amounted to $7,866 and $13,250 in 2013 and 2012, respectively.

Significant Vendors. During 2013, the Company had no significant vendors. During 2012, the Company had one vendor who accounted for 20% of purchases. Total purchases from this vendor amounted to $7,282 in 2012.

Fair Value of Financial Instruments. In accordance with accounting for Fair Value Measurements and Disclosures, the FASB Codification (“the Codification”) defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by the Codification, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company measures certain financial assets and liabilities at fair value on a recurring basis in the financial statements. The hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•	Level 1 – quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs other than Level 1 quoted prices that are directly or indirectly observable; and

•	Level 3 – unobservable inputs that are not corroborated by market data.

Inventory. Inventory, principally purchased goods, are stated at the lower of cost or market using the first-in first-out (“FIFO”) method.

Property and Equipment. Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Construction equipment	4 years
Vehicles	4 years
Computer software and equipment	3 years
Furniture and office equipment	4 years

Intangible Assets. Intangible assets consist of customer relationships, non-compete and solicitation agreements and trade names that were acquired or arose from the Company’s acquisitions. Intangible assets are amortized on a straight line basis as follows:

Customer relationships	18 months
Non-compete agreements	2-3years
Trade names	15 years

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Long-lived Assets. Management reviews long-lived assets, including definite lived intangibles and property, for possible impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted cash flows of the asset.

If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on discounted cash flows, quoted market values or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Management has determined that no impairment charge was necessary as of December 31, 2013 and 2012.

Goodwill. Goodwill represents the excess of acquisition cost over the fair value of net assets acquired using the purchase method of accounting in accordance with accounting for Business Combinations. Goodwill will be reviewed for impairment annually, or when events arise that could indicate that an impairment exists. The Company tests for goodwill impairment using a two-step process. The first step compares the fair value of the reporting unit with the unit’s carrying value, including goodwill. When the carrying value of the reporting unit is greater than fair value, the unit’s goodwill may be impaired, and accordingly, the second step must be completed to measure the amount of the goodwill impairment charge, if any. In the second step, the implied fair value of the reporting unit’s goodwill is compared with the carrying amount of the unit’s goodwill. If the carrying amount is greater than the implied fair value, the carrying value of the goodwill must be written down to its implied fair value. The fair values of the reporting units are estimated using the income approach net present value of discounted cash flows generated by each reporting unit. Management believes there was no impairment to the carrying value of goodwill as of December 31, 2013.

Management’s judgment regarding the existence of potential impairment is based on factors such as adverse changes in the Company’s operating results, cash flows, and unfavorable changes in the market conditions and other economic factors. During 2012, the Company determined that a change in circumstances had occurred which indicated that the carrying value of goodwill may not be recoverable. Accordingly, during the fourth quarter of 2012, the Company recognized an impairment loss of $33,769, in its consolidated statement of operations for the year ended December 31, 2012.

Manufacturer and Installation Warranties. The Company provides its customers with a warranty against defects in material or installation workmanship. Solar panels, inverters and racking systems (“Major System Components”) are covered under manufacturer warranties. In the event that a Major System Component needs to be replaced within the manufacturer’s warranty period, the Company will replace the defective item and is reimbursed for its services by the manufacturer. Manufacturer warranties on Major System Components have a warranty range of 5 to 25 years. The Company assists customers in the event that a manufacturer’s warranty needs to be used to replace a defective Major System Component.

The Company provides for a workmanship warranty on the installation of a system and all equipment and incidental supplies other than the Major System Components that are covered under manufacturer warranties. The warranty period is typically 5 years; however, in certain instances, the Company may increase this warranty up to 10 years. The Company evaluates the need for a provision for the installation warranty, within costs of revenues, based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with Accounting for Income Taxes, the Codification prescribes the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company records income tax related interest and penalties as a component of the provision for income tax expense.

Advertising Expenses. All advertising costs, which are included in sales and marketing expense, are expensed as incurred. Advertising expense amounted to approximately $51 and $150 in 2013 and 2012, respectively.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation Expense. The Company recognizes all share-based payments to employees and to non-employee directors as compensation for service on the Board of Directors in the consolidated financial statements based on the fair values of such payments. Stock-based compensation expense is recognized based on the estimated fair value of share-based payment awards and amortized over the service period. Forfeitures are estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates.

There were no options granted during 2013 and 350,000 options granted during 2012. The fair value of the stock options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended December 31, 2012:

Expected dividend yield	-
Risk-free interest rate	0.67%-1.93%
Expected term (in years)	5 to 10 years
Expected volatility	54.54%-62.98%
Weighted-average grant date fair value per share	$0.03

Reclassifications. Certain reclassifications were made to prior year amounts to conform to the current period presentation. None of the reclassifications affected the net loss of the prior year.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Subsequent Events. For purposes of preparing this consolidated financial statement the Company considered events through July 28, 2014, the date the consolidated financial statements were available for issuance.

3.	Costs and Estimated Earnings:

Costs and estimated earnings on uncompleted contracts and related amounts billed as of December 31, 2013 and 2012 were as follows:

	2013	2012
Costs incurred on uncompleted contracts	$11,000	$19,165
Estimated earnings, thereon	17,921	7,954

	28,921	27,119
Less: billings to date	29,367	24,506

	$(446)	$2,613

Such amounts were included in the accompanying Balance Sheets at December 31, 2013 and 2012 under the following captions:

	2013	2012
Costs and estimated earnings in excess of billings on uncompleted contracts	$1,114	$2,969
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,560)	(356)

	$(446)	$2,613

4.	Inventory:

Inventory consists primarily of solar panels, inverters, racking, and balance of systems. A valuation allowance is provided for obsolete and slow moving inventory to write cost down to net realizable value (market), if necessary. At December 31, inventory, net consisted of the following:

	2013	2012
Inventory	$2,928	$2,221
Less: Allowance	(469)	(496)

	$2,459	$1,725

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

5.	Property and Equipment:

Property and equipment consist of the following at December 31:

	2013	2012
Vehicles	$1,372	$1,612
Furniture and office equipment	1,013	1,013
Computer software and equipment	633	786
Construction equipment	369	378

	3,387	3,790
Less: accumulated depreciation	(2,973)	(2,678)

	$414	$1,111

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $633 and $914, respectively. For the years ended December 31, 2013 and 2012, approximately $55 and $60 of depreciation expense was included in cost of revenues.

6.	Intangible Assets, Net:

Intangible assets are summarized as follows:

	Amortization Period	Balance at January 1, 2013	Amortization/ Impairment charge	Balance at December 31, 2013
Intangible assets, net:
Trade names	15 years	$17	$(2)	$15

Total intangible assets, net		$17	$(2)	$15

	Amortization Period	Balance at January 1, 2012	Amortization/ Impairment charge	Balance at December 31, 2012
Intangible assets, net:
Non-compete agreements	2-3 years	$27	$(27)	$—
Trade names	15 years	19	(2)	17

Total intangible assets, net		$46	$(29)	$17

Amortization expense was approximately $2 and $29 for the years ended December 31, 2013 and 2012, respectively.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Estimated future annual amortization expense is as follows:

Years Ending December 31,
2014	$2
2015	2
2016	2
2017	2
2018	2
Thereafter	5

$15

7.	Goodwill:

The changes in the carrying amount of goodwill are as follows at December 31:

	2013	2012
Balance at beginning of year	$3,665	$37,434
Impairment loss	—	(33,769)

Balance at end of year	$3,665	$3,665

Based on the results of the annual test for impairment of goodwill, an impairment loss of $33,769 was recognized for the goodwill associated with the acquisitions of Energy Enterprises, Inc., EOS Energy Solutions, K-Star Corp. of NY and Mercury Solar Systems, LLC for the year ended December 31, 2012. The impairment resulted from a combination of factors including adverse changes in the Company’s operating results, cash flows, and unfavorable changes in market conditions and other economic factors.

8.	Warranties:

The following summarizes the changes in the Company’s aggregate liability under product warranties, included in the Company’s balance sheet as of December 31:

	2013	2012
Beginning balance	$497	$418
Accrual for warranties (used) issued during the period, net	(194)	79

Ending balance	303	497
Less: current portion	(50)	(244)

Warrant commitments - net of current portion	$253	$253

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

9.	Income Taxes:

Income tax (benefit) expense consists of the following at December 31:

	2013	2012
Current:
Federal	$(14)	$(122)
State	120	61

	106	(61)

Deferred:
Federal	3,718	(4,170)
State	586	(666)

	4,304	(4,836)

Income tax (benefit) expense	$4,410	$(4,897)

The expected income tax rate was 40% whereas the actual rate was (224.06%) and 14.3% for the years ended 2013 and 2012, respectively. The total income tax rate differs from the expected income tax rate principally due to the valuation allowance for the net deferred tax assets, accrual to return adjustments and permanent differences.

The Company’s deferred income tax assets and liabilities are as follows as of December 31:

	2013	2012
Current deferred tax assets:
Bad debt allowances and other	$287	$469
Deferred revenue	18	—
Accrued bonus	7	54
Inventory	191	12

Total current deferred tax asset	$503	$535

Non-current deferred tax assets (liabilities):
Goodwill	3,616	3,949
Plant and equipment	164	(394)
Intangibles	(98)	178
Net operating loss	711	36

Total non-current deferred tax assets (liabilities)	$4,393	$3,769

Total net deferred tax assets (liabilities)	$4,896	$4,304
Valuation allowance	(4,896)	—

	$—	$4,304

The Company generated a net operating loss in 2013 and 2012 which was applied to reduce the Company’s tax liability in previous years. The expected tax refund was approximately $59 and $12, respectively, and was recorded in other current assets on the consolidated balance sheets at December 31, 2013 and 2012.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Due to an assessment of positive and negative evidence, including available tax planning strategies, the Company believes that is more likely than not that the deferred tax assets will not be realizable in the future. The Company had provided a valuation allowance of $4,896 against its net deferred tax assets since realization of these benefits cannot be reasonably assured. The Company will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results. The net operating loss carry forward after the net operating loss carry back of approximately $1,684 will begin to expire in 2023.

The Company files a consolidated U.S. federal income tax return, as well as income tax returns in various states. None of the Company’s income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities. However, fiscal years 2010 and later remain subject to examination by the IRS and respective states.

10.	Shareholders’ Equity:

Series 1 Convertible 5% Cumulative Preferred Stock. In July 2008, in conjunction with the acquisitions, the Company issued 15,575,000 shares in Series 1 Convertible 5% Preferred Stock (the “Series 1 Preferred Stock”) to investors for approximately $15,400 in cash and the conversion of notes payable due to affiliates of certain founding investors.

A summary of certain of the rights and preferences held by the Series 1 Preferred Stockholders are as follows:

Dividends. Commencing after July 31, 2009, the Series 1 Preferred Stockholders are entitled to receive dividends at the rate of 5% of the original purchase price per share, per annum, compounded annually, payable, when and if declared by the Company’s board of directors in cash and/or common stock at the option of the Company. Such dividends shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. At December 31, 2013, the Company has accrued $3,751 in dividends payable.

Conversion. All outstanding shares of Series 1 Preferred Stock may be converted at any time at the option of the holder. Additionally, all outstanding shares of Series 1 Preferred Stock are required to be automatically converted into shares of Company Common Stock, at the then applicable conversion price (i) upon the vote of 67% of the outstanding shares of Series 1 Preferred Stock, or (ii) on the date of the closing of the sale of shares of Common Stock of the Company in a public offering pursuant to an effective registration statement resulting in at least $25 million of aggregate gross proceeds (before deduction for underwriter’s discounts or expenses relating to the issuance) to the Company at a price per share of at least $3.00 (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock).

Voting Rights. So long as at least 50% of the originally issued shares of Series 1 Preferred Stock are outstanding, the consent of the holders of at least 67% of the then outstanding shares of Series 1 Preferred Stock, voting separately as a class, shall be required for the following actions, among other actions:

(i)	the amendment of the Company’s certificate of incorporation or by-laws in a manner which affects the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of the Series 1 Preferred Stock;

(ii)	the creation, authorization or issuance of shares having any preference or priority to the Series 1 Preferred Stock;

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

(iii)	effecting a Change of Control;

(iv)	increasing or decreasing the size of the Board of Directors;

(v)	unless the Board of Directors otherwise approves,

a.	increasing or decreasing the authorized number of shares of Series 1 Preferred Stock,

b.	materially changing the nature of the Company’s business, or

c.	making any acquisitions of capital stock or assets of another entity, and

(vi)	other actions as set forth in the certificate of incorporation.

On all other matters, the Series 1 Preferred Stock shall vote on an as-converted basis together with the Common Stock.

Liquidation and Redemption. In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the Company, or (ii) change of control as defined in the Company’s amended and restated certificate of incorporation, the holders of Series 1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, but before any payment shall be made to the holders of Common Stock, an amount in cash or other property equal to the greater of:

a.	(i) the price paid for the Series 1 Preferred Stock (“Series 1 Original Issue Price”) plus,

(ii) an amount equal to 20% per annum (in lieu of any accrued dividend) of the Series 1 Original Issue Price, without adjustment, multiplied by the number of shares of Series 1 Preferred Stock issued as of the Series 1 Original Issue Date (“Series 1 Initial Investment”) up to 100% of such Series 1 Initial Investment (collectively, the amounts determined under (i) and (ii) is referred to as the “Accreted Liquidation Preference”), or

b.	an amount equal to the pro rata share of any assets available for distribution to such holders had all shares of Series 1 Preferred Stock been converted into Common Stock. Any remaining assets after such distributions to the holders of Series 1 Preferred Stock shall be distributed among the holders of Common Stock, in proportion to the shares of Common Stock then held by such holders.

The total liquidation preference as of December 31, 2013 amounted to $32,448 (including $16,873 in lieu of accrued dividends) or $2.08 per share. The total liquidation preference as of December 31, 2012 amounted to $29,333 (including $13,758 in lieu of accrued dividends) or $1.88 per share.

Common Stock. In March of 2008, the Company sold 136.13 shares of its Common stock for proceeds of $12 to an affiliate of OPCO. Prior to the Company’s offering of the Series 1 Preferred Stock and issuing the shares for the acquisitions, the Company increased its authorized common shares to 50,000,000 and executed a stock split of approximately 8,325 to 1, thereby increasing its outstanding common shares to 2,798,333. During 2010, the Company issued 67,567 shares as part of the acquisition of EOS valued at $125 and issued 11,324,322 shares valued at $17,090 as part of contingent consideration for prior acquisitions bringing the total common shares outstanding as of December 31, 2010 to 16,683,972. During 2011, the Company issued 5,871,086 shares valued a $9,443 in connection with the contingent consideration for prior acquisitions bringing the total common shares outstanding as of December 31, 2011 to 22,555,058. During 2013 and 2012, the Company issued no common shares.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

Warrants. In connection with a private placement in 2008, the Company issued warrants to the placement agent for the purchase of 898,500 shares of the Company’s common stock at an exercise price per share of $1.10 and an expiration date of July 31, 2013. The fair value of these warrants ($0) was estimated using the Black-Scholes pricing model with the following weighted average assumptions: a risk-free interest rate of 0.23%, an expected life of five years, an expected volatility factor of 62.98% and a dividend yield of 0.0%. As of December 31, 2013 and 2012, these warrants were outstanding and exercisable.

11.	Stock Options:

During 2008, the Company’s board of directors approved an Incentive Stock Option Plan (the “Plan”) pursuant to which 750,000 shares of Common Stock were reserved for the grant of options to officers, directors, employees, and consultants at terms and prices to be determined by the board of directors. In August 2009, the board increased the number of shares of Common Stock reserved to 1,500,000. The Plan specifies that the exercise price of incentive stock options cannot be less than 100% of the fair market value of the stock on the date of grant. Options granted under the Plan generally vest over a three or four-year period. The employee must be employed by the Company on the vesting date in order to vest in any shares that period. Vested options are exercisable for five years from the date of grant; however, if the employee is terminated for cause, any unvested options as of the date of termination will be forfeited. The Plan provides for certain exercise rights of the optionee for reasons other than cause.

Consolidated share-based compensation expense related to the Plan was approximately $35 and $119 for the years ended December 31, 2013 and 2012, respectively.

Additional information with respect to this stock option plan is summarized as follows:

		Number of common shares
	Outstanding	Available for Grant	Weighted- Avg. Exercise Price
Balance at January 1, 2012	1,510,523	(10,543)	$1.09
Granted	325,000	(325,000)	0.65
Forfeited	(89,617)	89,617	1.49
Cancelled	(190,906)	190,906	1.18

Balance at December 31, 2013 and 2012	1,555,000	(55,020)	$0.94

The Company issued stock options in excess of the available shares of the Plan at December 31, 2013 and 2012 of 55,020, respectively.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

The weighted average remaining contractual life of options issued at December 31, 2013 and 2012 is 2.9 and 3.9 years, respectively. The total number of options vested at December 31, 2013 and 2012 is 1,369,666 and 974,564 respectively. Compensation cost of approximately $6 has not yet been recognized on non-vested awards. The weighted average period over which it is expected to be recognized is 1.1 years.

	Nonvested Options	Weighted Average Fair Value
Nonvested options at January 1, 2012	809,766	$0.38
Granted	325,000	—
Vested	(464,713)	0.18
Forfeited	(89,617)	0.11

Nonvested options at December 31, 2012	580,436	$0.07
Vested	(395,102)	0.09

Nonvested options at December 31, 2013	185,334	$0.03

12.	Commitments and Contingencies:

Non-cancelable Operating Leases. The Company has various non-cancelable operating leases for its locations in Port Chester, NY, Long Island, NY, Mays Landing, NJ, and Philadelphia, PA with terms ranging through September 2014. Total rent expense for the years ended December 31, 2013 and 2012 was approximately $556 and $736, respectively.

The future minimum lease payments on non-cancellable operating leases at December 31, 2013 are as follows:

Years Ending December 31,
2014	$252

$252

Computer Application Service Fees. The Company signed an agreement (the “Agreement”) with Salesforce.com whereby Salesforce.com provides a web-based customer relationship management software. The term of the Agreement is for three years, effective May 4, 2011, and provides for a retainer in the amount of $52 to be paid quarterly.

Contingencies. The Company is the defendant in a number of claims relating to matters arising in the normal course of business. The amount of liability, if any, from the claims cannot be determined with certainty; however, the Company has reserved for probable costs that may be incurred based upon management’s opinion of the outcome of the claims. Due to the uncertainties in the settlement processes, it is at least reasonably possible that management’s estimate of the outcome will change within in the next year.

MERCURY ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for shares)

13.	Related Party Transactions:

OPCO. OPCO served as the exclusive placement agent for a private placement consummated during 2008 and earned a placement agent fee of $0.6 million that was paid from the proceeds of the private placement. In addition to the cash fee earned, OPCO (the “Registered Holder”) on behalf of its financial advisor received a warrant to purchase 898,500 of the Company’s common shares at an exercise price of $1.10 per share (the “Registered Holder Warrant”). At its option, on or before July 31, 2013 (the “Exercise Period”), the Registered Holder may exercise its right to purchase common shares on a cash or cashless basis. The Registered Holder Warrant will be automatically exercised on a cashless basis at the conclusion of the Exercise Period. As of December 31, 2013, the Register Holder has not purchased the Company’s common shares.

As of December 31, 2013 and 2012, approximately $2,062 and $2,060, respectively, of the Company’s cash and cash equivalents were held in a money market fund at OPCO.

ECNY Electrical Contractors, Inc. (“ECNY”) and Mr. Anthony Coshigano. On July 31, 2008, the Company entered into a services agreement with ECNY, which is owned by Mr. Coshigano, who is one of the Company’s executives and a stockholder. The agreement provides the Company with supplemental electrical services personnel to support its solar installation efforts. The Company has no obligation to use ECNY and is only billed for services under executed statements of work. This agreement is for an initial term of two years which ended on July 31, 2010 and includes automatic one-year renewals unless either party notifies the other of its intention not to renew the agreement. The contract was renewed each year. As of December 31, 2013 and 2012, the total amounts due to ECNY amounted to $234 and $0, respectively, and are included in accrued expenses on the consolidated balance sheets.

14.	Retirement Plan

In May 2012, the Company established the Mercury Solar Systems 401(k) Plan (the “Plan”) which is available to all employees. The Company may make a discretionary matching contribution of a percentage determined by the Company that shall apply to all eligible persons for the entire Plan year. The Company did not contribute to the Plan in 2013 or 2012.

15.	Subsequent Event

On January 14, 2014, Real Goods Solar, Inc. (“RGS”) completed the merger transaction contemplated by the Agreement and Plan of Merger (“Merger Agreement”), dated August 8, 2013. Pursuant to the terms of the Merger Agreement, Real Goods Mercury, Inc., a wholly-owned subsidiary of RGS, merged with and into the Company. The Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of RGS. The Company’s common stock and preferred stock ceased to be outstanding and all shares of the Company’s preferred stock were converted into the right to receive .458 shares of RGS common stock.

As of December 31, 2013, the Company incurred merger related costs of $1,154, which are included in the consolidated statement of operations.